Exhibit 10.1
FIRST AMENDMENT TO LEASE
     This FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of February 11, 2008 (the “Effective Date”) by and between CRP-2 Forge, LLC, a Delaware limited liability company (“Landlord”) and Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Minnesota corporation (“Tenant”).
     WHEREAS, Landlord, as successor in interest to Forge Park Investors, LLC, and Tenant are parties to that certain Lease Agreement dated January 24, 2003 (as amended, the “Lease”), for the lease of certain premises consisting of approximately 12,999 square feet located at 10 Forge Parkway, Franklin, Massachusetts, as more particularly described in the Lease (the “Premises”); and
     WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease with respect to the term thereof;
     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.
AGREEMENT
1. Definitions. Capitalized terms used in this First Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.
2. Modifications. Modifications to Lease:
A. Extension. The Term of the Lease shall be extended for one (1) year and the Expiration Date as referenced in the Lease is hereby extended from March 31, 2008 to March 31, 2009. Tenant acknowledges that it has previously occupied the Premises and is accepting them AS-IS in their current condition, without representation or warranty by Landlord.
B. Base Rent. Commencing on April 1, 2008 the Base Rent shall be payable according to the following schedule:

	Base Rent		Approximate S.F.
Period	(per annum)	Monthly Base Rent	Base Rent
April 1, 2008- March 31, 2009	$155,988.00	$12,999.00	$12.00
C. Renewal. Section 56 of the Lease is hereby modified so that (i) the “Option Period” as defined therein is shortened from five (5) years to one (1) year, (ii) Tenant shall have two (2) options to extend the Lease for the Option Period, each being referred to as the “Option”, (iii) each Option may be exercised by written notice given to Landlord not later than six (6) months before the expiration of the then-current term, and (iv) Tenant shall have no further options to extend except for the two one-year options provided herein. All of the other provisions of Section 56 of the Lease shall apply to the exercise of the options provided herein and to the Base Rent during each Option Period.
D. Additional Space. If additional space in the Building becomes available for leasing during the Term hereof, Landlord shall give Tenant notice of the same, and of the rental rate at which Landlord plans to advertise such space. Neither party shall be obligated to enter into a lease for such space, nor is any expansion option created hereby.

E. Notices. All notices required or permitted by the Lease, as amended hereby, to be delivered to Landlord shall hereafter be delivered as follows:

To Landlord:	CRP-2 Forge, LLC
c/o Colony Realty Partners LLC
Two International Place, Suite 2500
Boston, MA 02110
Attn: Robert W. Holmes
Fax: 617-235-6399

And to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center Boston, MA 02111
Attn: Daniel O. Gaquin, Esq.
Fax: 617-542-2241
F. Brokers. Landlord utilized the services of Cushman & Wakefield (the “Listing Broker”) and Tenant utilized the services of Richards, Barry, Joyce and Partners (the “Non-Listing Broker”) in connection with this First Amendment. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this First Amendment. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord by any other broker other than the Listing Broker and Non-Listing Broker in excess of the amount specified in said separate agreement as a result of any misrepresentation by Tenant hereunder and (B) discharge any lien placed against the Building by any broker as a result of the foregoing.
3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).
4. Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this First Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease; (c) Landlord has completed, to Tenant’s satisfaction, any Landlord work to the Premises, and has paid, as required by the Lease, any tenant improvement allowances in connection therewith; and (d) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant further acknowledges that as of the date of Tenant’s execution of this First Amendment Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).
5. Limitation of Liability. Neither Landlord nor any officers, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.
6. Entire Agreement. This First Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

7. Multiple Counterparts. This First Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date stated above.

TENANT:	LANDLORD:

ECHO THERAPEUTICS, INC. (f/k/a SONTRA MEDICAL CORPORATION), a Minnesota corporation	CRP-2 FORGE, LLC, a Delaware limited liability company

By:	/s/ HARRY G. MITCHELL		By:	/s/ ROBERT W. HOLMES

	Name:	HARRY G. MITCHELL		Name:	ROBERT W. HOLMES
	Title:	COO		Title:	VICE PRESIDENT

Date:	1/28/08		Date: